SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ___)

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ARGONAUT TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2002 Annual Meeting of Stockholders

and Proxy Statement

Meeting Date:

June 6, 2002

Argonaut Technologies, Inc.

1101 Chess Drive
Foster City, CA 94404

April 19, 2002

Argonaut Technologies, Inc.

1101 Chess Drive
Foster City, CA 94404

To our stockholders:

      You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Argonaut Technologies, Inc. The Annual Meeting will be held on Thursday, June 6, 2002, at 2:00 p.m. Pacific Standard Time, at our offices located at 1101 Chess Drive, Foster City, California.

      The actions expected to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. We encourage you to carefully read the Form 10-K. It includes information about our operations, markets, and products, as well as our audited financial statements.

      Among the matters to be considered at the Annual Meeting are proposals requesting the following:

(i)	Your approval of the option grant limitations in our 2000 Incentive Stock Plan. We request this approval so that we may in the future deduct for federal income tax purposes compensation in excess of $1 million that we may pay to our executive officers in any single year. This proposal does not change any of the terms of the existing 2000 Incentive Stock Plan. Stockholder approval of this proposal will simply allow us to potentially take a federal income tax deduction in the future for executive compensation, of which stock option gains have been and may continue to be a significant component. If this proposal is not passed, we may lose future tax deductions and be prevented from issuing new options to certain key employees under the 2000 Incentive Stock Plan. This could increase our tax liability and reduce our cash flows; and

(ii)	Your approval to an amendment to our 2000 Incentive Stock Plan to increase the number of shares provided to each of our outside directors for their service on our Board of Directors. We seek this approval in order to be more competitive with respect to compensation for our outside board members. If this proposal is not passed, we may have difficulty retaining and recruiting qualified persons to serve on our board.

      These and other proposals are discussed in greater detail in the enclosed Proxy Statement.

      Stockholders of record as of April 16, 2002 may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Lissa A. Goldenstein
President, Chief Executive Officer and
acting Chief Financial Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 6, 2002
Time:	2:00 p.m. Pacific Standard Time
Place:	Argonaut Technologies, Inc. 1101 Chess Drive Foster City, California

Matters to be voted on:

•	Re-election of Brook H. Byers and Peter M. Macintyre to the Board of Directors as Class II directors

•	Ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002

•	Approval of the option grant limitations in our 2000 Incentive Stock Plan for purposes of Section 162(m) of the Internal Revenue Code

•	Approval of the amendment to the 2000 Incentive Stock Plan to increase the number of option shares granted to outside directors

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Lissa A. Goldenstein

President, Chief Executive Officer and acting Chief Financial Officer
April 19, 2002

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

TABLE OF CONTENTS

Page

Information Concerning Solicitation and Voting	1
General information about the meeting	1
Proposal One: Election of Directors	4
Nominee	4
Vote Required	4
Information about the Directors and the Nominee	5
Board Meetings and Committees	7
Committees of the Board	7
Audit Committee	7
Compensation Committee	7
Compensation Committee Interlocks and Insider Participation	8
Security Ownership of Certain Beneficial Owners and Management	9
Proposal Two: Ratification of Appointment of Ernst & Young as Our Independent Auditors for the Fiscal Year Ending December 31, 2002	12
Proposal Three: Approval of the Option Grant Limitations Contained in the 2000 Incentive Stock Plan for Purposes of 162(m) of the Internal Revenue Code	14
Proposal Four: Amendment to 2000 Incentive Stock Plan to Increase the Number of Option Shares Granted to Outside Directors	21
Executive Compensation and Other Matters	22
Summary Compensation Table	22
Option Grants in Last Fiscal Year	23
Aggregated Option Exercises in Fiscal Year 2001 and Year-End Option Values	24
Termination of Employment and Change of Control	24
Directors’ Compensation	25
Certain Relationships and Related Transactions	25
Section 16(a) Beneficial Ownership Reporting Compliance	25
Stock Option Grants to Certain Directors	25
Report of the Compensation Committee of the Board of Directors	25
Report of the Audit Committee of the Board of Directors	28
Performance Graph	29
Exhibit A (2000 Incentive Stock Plan)	A-1

ARGONAUT TECHNOLOGIES, INC.

PROXY STATEMENT FOR 2002
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Argonaut Technologies, Inc. (“Argonaut”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 6, 2002 at 2:00 p.m. Pacific Standard Time, and at any postponement or adjournment thereof. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held at our principal executive offices located at 1101 Chess Drive, Foster City, California and our telephone number at that address is 650-655-4200.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including financial statements, were first mailed on or about April 30, 2002 to all stockholders entitled to vote at the meeting.

GENERAL INFORMATION ABOUT THE MEETING

Who may vote	You may vote if our records showed that you owned your shares as of April 16, 2002 (the “Record Date”). At the close of business on that date, we had a total of 19,927,607 shares of Common Stock issued and outstanding, which were held of record by approximately 181 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

Voting your proxy	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by using signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to come to the meeting and vote your shares in person. Whichever method you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented	We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing your vote	To revoke your proxy instructions if you are a holder of record, you must (i) advise our Assistant Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person.

Cost of this proxy solicitation	We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this.

How votes are counted	A quorum will exist and the Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes	Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given voting instructions to the broker. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

• “FOR” the re-election of Brook H. Byers and Peter M. Macintyre to the Board of Directors as Class II Directors;

• “FOR” ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002;

• “FOR” approval of the option grant limitations in the 2000 Incentive Stock Plan for purposes of Section 162(m) of the Internal Revenue Code; and

• “FOR” approval of an amendment to the 2000 Incentive Stock Plan to increase the number of option shares granted to outside directors.

Interests of Certain Directors in Proposal Four	Proposal Four, the amendment to our 2000 Incentive Stock Plan, would increase the number of shares awarded to our outside directors. If our current outside directors remain on our Board, they would participate in such increase (excluding Hingge Hsu, M.D., who does not receive stock compensation from us due to contractual restrictions imposed by his employer). Our current outside directors are David P. Binkley, Ph.D., Brook H. Byers, Hingge Hsu, M.D., Brian W. Metcalf, Ph.D., Peter M. Macintyre and William H. Rastetter, Ph.D.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Stockholder proposals that are intended to be presented by such stockholders at our 2003 Annual Meeting of Stockholders must be received by us no later than January 28, 2003 to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Argonaut’s Annual Report on Form 10-K together with the financial statements, financial statement schedules and all other exhibits required to be filed with the Annual Report on Form 10-K upon request of the stockholder made in writing to Argonaut Technologies, Inc., 1101 Chess Drive, Foster City, California 94404, Attn: Assistant Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

We have a classified Board of Directors. The Board of Directors currently consists of two Class I directors, two Class II directors, and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominee	Brook H. Byers and Peter M. Macintyre are the Board’s nominees for election at the Annual Meeting to Class II of the Board of Directors. If elected, Mr. Byers and Mr. Macintyre will serve as directors until our annual stockholder meeting in 2005, or until their successors are elected and qualified or until their earlier resignation or removal. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Byers and Mr. Macintyre. If either Mr. Byers or Mr. Macintyre are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that Mr. Byers or Mr. Macintyre would be unable or unwilling to serve as a director.

Vote Required	If a quorum is present and voting, the nominees receiving the highest number of votes will be elected to the Board. Abstentions and broker non-votes will have no effect on the election of directors.

Information about the Directors and the Nominee	The following table sets forth information regarding our directors and the nominees as of April 1, 2002:

			Director
Name	Age	Position	Since

Class II nominees to be elected at the Annual Meeting:
Brook H. Byers(1)(2)	55	Director	1995
Peter M. Macintyre(1)	56	Director	2002
Class III directors whose terms expire at the 2003 annual meeting of stockholders:
David P. Binkley, Ph.D.	47	Chairman of the Board	1996
Brian W. Metcalf, Ph.D.	55	Director	2000
William H. Rastetter, Ph.D.(1)(2)	53	Director	1995
Class I directors whose terms expire at the 2004 annual meeting of stockholders:
Lissa A. Goldenstein	46	Director, President, CEO and acting CFO	2001
Hingge Hsu, M.D.(2)	44	Director	1999

(1) Member of Compensation Committee.
(2) Member of Audit Committee.

There are no family relationships between any director or executive officer

David P. Binkley, Ph.D.	Dr. Binkley has served as our Chairman of the Board since November 2001. From April 2001 to October 2001, he served as Chairman of the Board and Chief Executive Officer of our Company. From December 1996 to April 2001, Dr. Binkley served as our President and Chief Executive Officer and as a member of the board. From 1993 to 1996, Dr. Binkley served as a Vice President at Perkin-Elmer Corporation, a scientific instrumentation company, where he was responsible for worldwide organic analysis business. Dr. Binkley joined Perkin-Elmer in 1979 and held a series of increasingly responsible technical and management positions before becoming a Vice President. Dr. Binkley has a B.S. in Chemistry from Elizabethtown College and a Ph.D. in Chemistry from Virginia Tech.

Brook H. Byers	Mr. Byers has served as a board member since January 1995 and served as Chairman of the Board from January 1995 to April 2001. Mr. Byers has been a general partner with Kleiner Perkins Caulfield & Byers, a private venture capital firm, since 1977. Mr. Byers is also a director of drugstore.com.

Lissa A. Goldenstein	Ms. Goldenstein has served as a board member since April 2001 and has served as President and Chief Executive Officer since October 2001. From April 2001 to October 2001, Ms. Goldenstein served as our President and Chief Operating Officer. From August 2000 to April 2001, she served as our Senior Vice President and Chief Business Officer. Ms. Goldenstein served as our Vice President, Sales and Services from January 1998 to August 2000. Ms. Goldenstein was a Senior Vice President with Molecular Simulations Incorporated, a molecular modeling software company, from October 1994 to December 1997. Ms. Goldenstein has a B.S. in Architectural Engineering from Pennsylvania State University and received her Professional Engineering license as a civil engineer in 1981 from the State of California.

Hingge Hsu, M.D.	Dr. Hsu has served as a board member since May 1999. He is currently a Managing Director in the Private Equity Group of Lehman Brothers, an investment bank, which he joined in May 2001. From June 1998 to May 2001, Dr. Hsu was a partner with Shroder Ventures, a dedicated healthcare and life sciences private equity fund. From June 1996 to May 1998, he was a Principal in Investment Banking Department at Robertson Stephens, an investment bank, where he led a variety of equity and merger and acquisition transactions in the life sciences sector. Dr. Hsu received a B.A. in chemistry and biology from the University of California, San Diego, an M.D. from Yale University School of Medicine and an M.B.A. from Harvard Business School.

Brian W. Metcalf, Ph.D.	Dr. Metcalf has served as a board member since May 2000. Since February 2002, Dr. Metcalf has served as Executive Vice President and Chief Drug Discovery Scientist with Incyte Genomics, Inc, a biotechnology company. From April 2000 to January 2002, Dr. Metcalf served as Chief Scientific Officer at Kosan Biosciences, a biotechnology company. From December 1983 to March 2000, he served as Senior Vice President of Discovery Chemistry and Platform Technologies with SmithKline Beecham, a pharmaceutical company. Dr. Metcalf received a B.S. and a Ph.D. in Organic Chemistry from the University of Western Australia and performed his postdoctoral work at Stanford University.

Peter M. Macintyre	Mr. Macintyre has served as a board member since January 2002. He served as Vice President, General Manager with Applera Corporation, a scientific instrumentation company, from December 2000 to July 2001. From June 1995 to December 2000, Mr. Macintyre was a Vice President and General Manager with PE Corporation, a scientific instrumentation company. Mr. Macintyre served as General Manager of Perkin Elmer Corporation, a scientific instrumentation company, from May 1993 to May 1995. From November 1986 to May 1993, Mr. Macintyre was a Vice President and General Manager with Varian Associates, a scientific instrumentation company.

William H. Rastetter, Ph.D.	Dr. Rastetter has served as a board member since May 1995. He has served as Chairman of the Board for IDEC Pharmaceuticals, Inc., a biotechnology company, since May 1996 and has also served as President and Chief Executive Officer of IDEC Pharmaceuticals since December 1986. Dr. Rastetter also serves on the board of directors for Illumina, Inc. Prior to join IDEC Pharmaceuticals, he also worked with Genentech, Inc., a biotechnology company and held several faculty positions at Massachusetts Institute of Technology. Dr. Rastetter received his M.A. and Ph.D. in Chemistry from Harvard University.

Board Meetings and Committees

The Board held a total of six meetings during fiscal year 2001. All directors attended at least 90 percent of the meetings of the Board and committees of which they were members held during fiscal 2001.

Committees of the Board	The Board currently has two committees: the Audit Committee and the Compensation Committee. The following describes each committee, its current membership, the number of meetings held during fiscal year 2001 and its function. All members of these committees are non-employee directors. The Board has no nominating committee or any committee performing such functions.

Audit Committee	The Audit Committee consists of Mr. Byers, Dr. Hsu and Dr. Rastetter, each of whom is independent as defined under the rules of the Nasdaq Stock Market. The Audit Committee held four meetings during fiscal 2001. The Board has adopted a written charter for the Audit Committee. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by the independent auditors, reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements, and receives and considers comments from the independent auditors on our internal controls. The Audit Committee meets with our independent auditors on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

Compensation Committee	The Compensation Committee consists of Mr. Byers, Mr. Macintyre and Dr. Rastetter. The Compensation Committee held two meetings during fiscal 2001. The Compensation Committee makes recommendations to the Board regarding stock plans and the compensation of officers and other managerial employees.

Compensation Committee Interlocks and Insider Participation	During fiscal year 2001, no member of the Compensation Committee was an officer or employee of Argonaut. During fiscal 2001, no member of the Compensation Committee or executive officer of Argonaut served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 31, 2002 as to (i) each of the executive officers and other persons named in the Summary Compensation Table of this Proxy Statement, (ii) each director and nominee for director, (iii) each person who is known by us to beneficially own more than 5% of our outstanding Common Stock and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Argonaut Technologies, Inc., 1101 Chess Drive, Foster City, California 94404.

		Number of	Percent of
		Shares	Shares
		Beneficially	Beneficially
		Owned(1)	Owned(2)
Name and Address of Beneficial Owner

Directors and Named Executive Officers
David P. Binkley, Ph.D.	(3)	525,418	2.6%
Lissa A. Goldenstein	(4)	128,850	*
Doug W. Heigel	(5)	55,155	*
Jan K. Hughes	(6)	283,736	1.4%
Terry D. Long	(7)	98,284	*
John T. Supan	(8)	77,370	*
Brook H. Byers	(9)	1,196,382	6.0%
Kleiner, Perkins Caufield & Byers 2750 Sand Hill Road Menlo Park, CA 94025
Hingge Hsu, M.D.		—	*
Lehman Brothers 790 7th Avenue, Room 193 New York, NY 10019
Brian Metcalf, Ph.D.	(10)	33,773	*
Incyte Genomics, Inc. 3160 Porter Drive Palo Alto, CA 94304
Peter Macintyre	(11)	1,100	*
William H. Rastetter, Ph.D.	(12)	73,714	*
IDEC Pharmaceuticals, Inc. 11011 Torreyana Road San Diego, CA 92121

All directors and named executive officers as a group (11 people)		2,473,782	12.4%

		Number of	Percent of
		Shares	Shares
		Beneficially	Beneficially
		Owned(1)	Owned(2)
Name and Address of Beneficial Owner

Five Percent Stockholders
Funds associated with Institutional Venture Partners	(13)	2,542,327	12.8%
3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, CA 94025
Funds associated with Lone Pine Capital	(14)	1,725,600	8.7%
2 Greenwich Plaza Greenwich, CT 06830
Orbimed Advisors Inc.		1,640,000	8.2%
767 Third Avenue, 6th Floor New York, NY 10010
Funds associated with Schroder Ventures	(15)	1,530,434	7.7%
P.O. Box HM 1368 Hamilton, HM FX, Bermuda
Funds associated with Kleiner Perkins Caufield & Byers	(9)	1,196,382	6.0%
2750 Sand Hill Road Menlo Park, CA 94025
RS Investment Management, Co., LLC		1,098,697	5.5%
388 Market Street San Francisco, CA 94111

*	Less than 1%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire either currently or within 60 days after March 31, 2002, including upon the exercise of an option.

(2)	Percentage of beneficial ownership is based upon 19,921,871 shares of Common Stock outstanding as of March 31, 2002. For each named person, this percentage includes Common Stock that such person has the right to acquire either currently or within 60 days of March 31, 2002, including upon the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Dr. Binkley was our President until April 2001 and our Chief Executive Officer until October 2001. He retired as our Chief Executive Officer on December 31, 2001 and remains the Chairman of the Board of Directors. Includes 127,458 shares subject to options exercisable within 60 days of March 31, 2002.

(4)	Ms. Goldenstein is our President, Chief Executive Officer and acting Chief Financial Officer and has been a board member since April 2001. Includes 94,659 shares subject to options exercisable within 60 days of March 31, 2002.

(5)	Mr. Heigel, our former Vice President of Manufacturing, resigned effective February 1, 2002.

(6)	Includes 41,581 shares subject to options exercisable within 60 days of March 31, 2002.

(7)	Includes 21,453 shares subject to options exercisable within 60 days of March 31, 2002.

(8)	Mr. Supan, our former Chief Financial Officer, resigned effective March 31, 2002. Includes 74,271 shares subject to options exercisable within 60 days of March 31, 2002.

(9)	Includes 60,544 shares held directly by Mr. Byers, 31,253 shares held by a trust of which Mr. Byers is the trustee, and 1,104,585 shares held by Kleiner Perkins Caufield & Byers VII. Mr. Byers, one of our directors, is a general partner of these funds. Mr. Byers disclaims beneficial ownership of the shares held by these funds, except to the extent of this pecuniary interest therein. Mr. Byers disclaims beneficial ownership of the shares held by the trusts.

(10)	Includes 33,773 shares subject to options exercisable within 60 days of March 31, 2002.

(11)	Includes 1,100 shares subject to options exercisable within 60 days of March 31, 2002.

(12)	Includes 42,576 shares subject to options exercisable within 60 days of March 31, 2002.

(13)	Includes 2,460,020 shares held by Institutional Venture Partners VI, 60,646 shares held by Institutional Venture Management VI and 21,661 shares held by IVP Founders Fund I. Mr. Samuel Colella, one of our former directors, is a general partner of these funds. Mr. Colella disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

(14)	Includes 62,121 shares held by Lone Spruce, L.P., 136,326 shares held by Lone Balsam, L.P., 113,889 shares held by Lone Sequoia, L.P. and 1,413,264 shares held by Lone Pine Capital, L.L.C.

(15)	Includes 1,207,446 shares held by Schroder Ventures Life Sciences Fund II, LPI and 322,988 shares held by Schroder Ventures Life Science Fund II, LP2.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002

The Board has selected Ernst & Young LLP, independent auditors, to audit our financial statements for the fiscal year ending December 31, 2002. The Board unanimously recommends that stockholders vote FOR the ratification of this appointment.

The decision of the Board to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed it satisfaction with Ernst & Young LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint new independent auditors at any time during the year if the Board believes that such a change would be in the best interest of Argonaut and its stockholders. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board may reconsider its selection.

Ernst & Young LLP has audited our financial statements annually since December 1995. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

FEES BILLED BY ERNST & YOUNG LLP DURING FISCAL YEAR 2001

The following table sets forth the approximate aggregate fees billed to Argonaut during fiscal year 2001 by Ernst & Young LLP:

Audit Fees(1)	$176,039
Financial Information Systems Design and Implementation Fees	$—
All Other Fees:
Audit-Related Fees(2)	$137,090
Other Fees(3)	$61,410

Total Fees	$198,500

(1) Includes fees for review of the Company’s financial statements included in its quarterly reports on Form 10-Q.

(2) Includes fees for assistance with SEC filings, services related to mergers and acquisitions, and various accounting consultation.

(3) Includes fees for tax preparation services and other advisory services.

The Audit Committee of the Board has determined that the accounting advice and tax services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s independence.

The Board unanimously recommends that stockholders vote “FOR” the ratification of Ernst & Young LLP as Argonaut’s independent auditors for the fiscal year ending December 31, 2002.

PROPOSAL THREE: APPROVAL OF THE OPTION GRANT LIMITATIONS CONTAINED IN THE 2000 INCENTIVE STOCK PLAN FOR PURPOSES OF 162(m) OF THE INTERNAL REVENUE CODE

General	We are asking you to approve the option grant limitations contained in our 2000 Incentive Stock Plan (see “Option Grant Limitations” on the following page). We ask for this approval so that we may deduct for federal income tax purposes compensation in excess of $1 million that we may pay to certain of our executive officers in any single year pursuant to the 2000 Incentive Stock Plan. Compensation includes cash compensation as well as gains associated with the exercise of stock options grants pursuant to the 2000 Incentive Stock Plan.

The 2000 Incentive Stock Plan was adopted by the Board in April 2000, and was approved by stockholders in July 2000. This proposal does not cause any changes to the existing 2000 Incentive Stock Plan. This proposal simply allows us to potentially take tax deductions associated with executive compensation, of which stock option gains are a significant component.

Options granted under the 2000 Incentive Stock Plan are designed to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or our four other highest paid executive officers to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For the options granted under the 2000 Incentive Stock Plan to qualify as “performance-based” compensation under Section 162(m), stockholders generally must approve the option grant limitations contained within the 2000 Incentive Stock Plan within three years following the year of our initial public offering.

A favorable vote for this proposal will allow us to continue to deduct executive compensation in excess of $1 million and provide us with potentially significant future tax benefits and associated cash flows. An unfavorable vote for this proposal would disallow any future tax deductions for executive compensation in excess of $1 million. In addition, an unfavorable vote would prevent us from issuing any future grants under the 2000 Incentive Stock Plan to our Chief Executive Officer and four other most highly compensated individuals.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to approve the option grant limitations in the 2000 Incentive Stock Plan. Abstentions will have the effect of a vote “against” the option grant limitation in the 2000 Incentive Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

The Board unanimously recommends that stockholders vote “FOR” the approval of the option grant limitations contained in the 2000 Incentive Stock Plan for purposes of 162(m) of the Internal Revenue Code.

Summary of the 2000 Incentive Stock Plan

General	The purpose of the 2000 Incentive Stock Plan is to increase stockholder value by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to our employees and directors and promoting the success of our business. Options and stock purchase rights may be granted under the 2000 Incentive Stock Plan. Options granted under the 2000 Incentive Stock Plan may be either “incentive stock options” or nonstatutory stock options. Every employee of Argonaut is an option or stockholder. We believe that commitment to employee ownership has limited employee turnover and improved our operational performance. The text of our 2000 Incentive Stock Plan, including the proposed language of the Amendment sought in Proposal Four, is attached as Exhibit A to this Proxy Statement.

Approximately 1,500,000 million shares of Common Stock are currently reserved under the 2000 Incentive Stock Plan. The number of shares reserved under the 2000 Incentive Stock Plan automatically increases on the first day of each fiscal year by an amount equal to the lesser of (i) 1,320,000 shares, (ii) 5% of the outstanding shares of our Common Stock on that date or (iii) an amount determined by the Board.

Administration	The 2000 Incentive Stock Plan is administered by the Board or a committee appointed by the Board. The administrator determines the terms of the options and stock purchase rights granted, including the exercise price, number of shares subject to the options and stock purchase rights, and the exercisability. All questions of interpretation are determined by the administrator and its decisions are final and binding upon all participants. Directors receive no additional compensation for their services in connection with the administration of the 2000 Incentive Stock Plan.

Eligibility	Nonstatutory stock options and stock purchase rights may be granted under the 2000 Incentive Stock Plan to our directors, employees and consultants. Incentive stock options may be granted only to employees. The 2000 Incentive Stock Plan provides a limit of $100,000 on the aggregate fair market value of shares subject to all incentive stock options that are exercisable for the first time by an optionee in any one calendar year. The administrator, in its discretion, selects the persons to whom options and stock purchase rights are granted, the time or times at which such options and stock purchase rights are granted, and the exercise price and number of shares subject to each such grant.

Option Grant Limitations	Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation associated with options granted to such persons, the 2000 Incentive Stock Plan provides that no employee or director may be granted, in any fiscal year, options to purchase more than 440,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual’s initial employment, the individual may be granted options to purchase up to an additional 440,000 shares of Common Stock.

Terms and Conditions of Options	Each option is evidenced by a stock option agreement between Argonaut and the optionee, and is subject to the following terms and conditions:

(a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a ten percent stockholder may not be less than 110% of the fair market value on the date the option is granted. The 2000 Incentive Stock Plan provides that if we desire to preserve our ability to deduct the compensation associated with options granted under the 2000 Incentive Stock Plan pursuant to Section 162(m) of the Internal Revenue Code, the exercise price of a nonstatutory stock option may not exceed 100% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock on the last market trading day prior to the date the option is granted.

(b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable and may accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 Incentive Stock Plan permits payment to be made by cash, check, promissory note, other shares of our Common Stock, pursuant to a cashless exercise procedure, a reduction in the amount of any liability of Argonaut to the individual, any other form of consideration permitted by applicable law, or any combination thereof.

(c) Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided, however, that in the case of an incentive stock option granted to a ten percent stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

(d) Termination of Service. If an optionee’s service relationship with us terminates for any reason (excluding death or disability), then the optionee may exercise the option within a period of time as determined by the administrator to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time set forth in the option agreement, the option will remain exercisable for three months following the termination of the optionee’s service relationship. If an optionee’s service relationship terminates due to the optionee’s disability, the optionee may exercise the option within a period of time as determined by the administrator to the extent the option was vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time in the option agreement, the option will remain exercisable for the twelve months following the termination of the optionee’s service due to disability. If an optionee’s service relationship terminates due to the optionee’s death, the optionee’s estate or the person who acquires the right to exercise the option by bequest or inheritance may exercise the option within a period of time as determined by the administrator to the extent the option was vested on the date of death (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time in the option agreement, the option will remain exercisable for twelve months following the optionee’s death.

(e) Nontransferability of Options. Unless otherwise determined by the administrator, options and stock purchase rights granted under the 2000 Incentive Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

(f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2000 Incentive Stock Plan as may be determined by the administrator.

Stock Purchase Rights	In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement will grant Argonaut a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with Argonaut for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Argonaut. The repurchase option will lapse at a rate determined by the administrator.

Adjustments Upon Changes in Capitalization	If Argonaut’s capitalization changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 2000 Incentive Stock Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 2000 Incentive Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

In the event of a liquidation or dissolution, any unexercised options and stock purchase rights will terminate. The administrator may, in its sole discretion, provide that each optionee will have the right to exercise all or any part of the optionee’s options and stock purchase rights, including those not otherwise exercisable. In addition, the administrator may provide that any repurchase option by Argonaut applicable to any shares purchased upon exercise of an option will lapse as to all such shares.

In connection with any merger of Argonaut with or into another corporation or the sale of all or substantially all of the assets of Argonaut, each outstanding option and stock purchase right will be assumed or an equivalent option or stock purchase right substituted by the successor corporation. If the successor corporation refuses to assume the options or stock purchase rights or to substitute substantially equivalent options or stock purchase rights, the optionee will have the right to exercise the option or stock purchase rights as to all the stock subject to the option or stock purchase right, including shares not otherwise vested or exercisable. In such event, the administrator will notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period. In the event of a change of control of Argonaut, any options held by an outside director under the 2000 Incentive Stock Plan shall become fully vested.

Amendment and Termination of the 2000 Incentive Stock Plan	The Board may amend, alter, suspend or terminate the 2000 Incentive Stock Plan at any time and for any reason. However, Argonaut must obtain stockholder approval for any amendment to the 2000 Incentive Stock Plan to the extent necessary or desirable to comply with applicable law. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the 2000 Incentive Stock Plan without the written consent of the optionee. Unless terminated earlier, the 2000 Incentive Stock Plan will terminate in July 2010.

FEDERAL INCOME TAX CONSEQUENCES

Incentive Stock Options	An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or ten percent stockholder of Argonaut. Unless limited by Section 162(m), Argonaut is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options	An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of Argonaut is subject to tax withholding by Argonaut. Unless limited by Section 162(m), Argonaut is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

Stock Purchase Rights	Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code because Argonaut may repurchase the stock when the purchaser ceases to provide services to Argonaut. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when Argonaut’s right of repurchase lapses). The purchaser’s ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Internal Revenue Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by Argonaut. Different rules may apply if the purchaser is also an officer, director, or ten percent stockholder of Argonaut.

The foregoing is only a summary of the effect of federal income taxation upon optionees and Argonaut with respect to the grant of options and stock purchase rights under the 2000 Incentive Stock Plan. It does not purport to be complete and does not discuss the tax consequences of the optionee’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside.

Participation in the 2000 Incentive Stock Plan	The grant of options under the 2000 Incentive Stock Plan to executive officers, including the officers named in the Summary Compensation Table, is subject to the discretion of the administrator. As of the date of this Proxy Statement, there has been no determination by the administrator with respect to future awards under the 2000 Incentive Stock Plan, except what has been proposed under the Director Plan described in Proposal Four. Accordingly, future awards are not determinable. The table of option grants under “Executive Compensation and Other Matters — Option Grants in Last Fiscal Year” provides information with respect to the grant of options to the persons named in the Summary Compensation Table during fiscal 2001. During fiscal 2001, all current executive officers as a group and all other employees as a group were granted options to purchase approximately 289,250 million shares and 1,367,525 shares, respectively, pursuant to the 2000 Incentive Stock Plan.

As of March 31, 2002, options to purchase approximately 2,100,000 shares of Common Stock were outstanding under the 2000 Incentive Stock Plan with an average exercise price of $4.84 per share, no options to purchase shares of Common Stock had been exercised, and approximately 1,400,000 shares were available for future grant.

PROPOSAL FOUR: AMENDMENT TO 2000 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF OPTION SHARES GRANTED TO OUTSIDE DIRECTORS

We ask for your approval of an amendment to our 2000 Incentive Stock Plan to increase the number of option shares granted to each of our outside directors so that we may continue to provide a competitive compensation package for our outside directors. To facilitate this increase, we ask that the definition of “Outside Director” in our 2000 Incentive Stock Plan be amended to remove the condition that outside directors beneficially own less than 2.5% of the total voting power represented by our outstanding Common Stock, so that all of our non- employee directors may participate in the increase. The text of our 2000 Incentive Stock Plan, including this amendment, is attached as Exhibit A to this Proxy Statement. The Board unanimously recommends that stockholders vote FOR this amendment.

Currently, upon joining our Board of Directors, each new outside director receives an option to purchase 13,200 shares of our Common Stock, with the right to exercise such option vesting over three years, based upon the director’s continued service to the Company. In addition, each of our outside directors receive an option to purchase 4,400 shares of Common Stock, vesting over 12 months, after each annual stockholder meeting in which they remain a member of the Board. Although the Board determined these share numbers to be appropriate when it adopted the plan in 2000, the Board has, upon the advice of the Compensation Committee, determined that it would be in the best interests of the Company and its stockholders to offer a more competitive package to its outside directors.

The Board proposes to amend the 2000 Incentive Stock Plan as follows:

• The definition of “Outside Director” shall no longer include the condition that outside directors must beneficially own less than 2.5% of the total voting power represented by our outstanding Common Stock.

• Each new outside director will, upon joining our Board of Directors, receive an option to purchase 25,000 shares of our Common Stock, vesting monthly over three years.

• After each annual meeting of our stockholders, each outside director will receive, if he or she has served as a director for at least the preceding six months, an additional option to purchase 25,000 shares of Common Stock, vesting monthly over one year.

All options granted to outside directors have a term of ten years. The exercise price of all such options is 100% of the fair market value of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of grant.

The Board believes that the proposed amendment to increase the number of option shares granted to outside directors would help to better fulfill the purpose of the 2000 Incentive Stock Plan, i.e. to increase stockholder value by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to such directors to serve on our Board and its committees and promoting the success of our business.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the amendment of the 2000 Incentive Stock Plan. Abstentions will have the effect of a vote “against” amendment of the 2000 Incentive Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

The Board unanimously recommends that stockholders vote “FOR” the amendment of the 2000 Incentive Stock Plan to increase the number of option shares granted to our outside directors.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation	The following table sets forth information regarding the compensation of the two individuals who served as our Chief Executive Officer during fiscal year 2001, and our next four most highly compensated executive officers for the last three fiscal years.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
				Awards
		Annual
		Compensation		Securities	Other
				Underlying	Compensation
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Options	($)(1)

David P. Binkley	2001	$325,579	$111,326	—	$72,392
President, Chief Executive Officer and	2000	267,455	56,959	—
Chairman of the Board(2)	1999	238,818	53,536	132,042
Lissa A. Goldenstein	2001	238,550	51,712	110,000	810
President, Chief Executive Officer and	2000	173,310	90,167	21,950
Director(3)	1999	158,048	55,312	30,810
Jan K. Hughes	2001	197,080	37,059	44,000	414
Sr. Vice President, Chief Technical Officer	2000	162,244	26,832	—
	1999	143,298	24,153	17,606
Terry Long	2001	191,126	38,377	44,000	401
Vice President, Product Development	2000	160,588	28,065	—
	1999	149,782	25,263	2,971
John T. Supan	2001	193,749	29,838	33,000	938
Vice President, Finance and Chief Financial	2000	100,737	10,000	132,042
Officer(4)	1999	—	—	—
Doug W. Heigel	2001	156,802	33,553	44,000	324
Vice President, Manufacturing(5)	2000	133,055	22,816	—
	1999	118,141	19,776	13,974

(1)	All other compensation consists of group term life insurance premiums unless otherwise noted.

(2)	Other compensation includes $71,581.75 of interest forgiven by Argonaut related to a loan to Dr. Binkley. Served as our President until April 2001 and as our Chief Executive Officer until October 2001.

(3)	Appointed as our President in April 2001 and as our Chief Executive Officer in October 2001.

(4)	Resigned effective March 31, 2002.

(5)	Resigned effective February 1, 2002.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding options granted during fiscal year 2001 to each of the persons named in the Summary Compensation Table. These options were granted under the 2000 Incentive Stock Plan and have a term of ten years subject to earlier termination in the event the optionee’s service to Argonaut ceases.

	Individual Grants				Potential realizable
					value at assumed
	Number of	% of total			annual rates of
	securities	options			appreciation of stock
	underlying	granted to			price for option
	options	Employees	Exercise		term(1)
	Granted	during	price per	Expiration
	during 2001	2001(2)	share(3)	date	5%	10%

Lissa A. Goldenstein	44,000	2.66%	$6.18	18-Apr-11	$171,009	$433,370
	66,000	3.98%	$4.74	23-May-11	$196,743	$498,586
Douglas W. Heigel	44,000	2.66%	$6.18	18-Apr-11	$171,009	$433,370
Jan K. Hughes	44,000	2.66%	$6.18	18-Apr-11	$171,009	$433,370
Terry D. Long	44,000	2.66%	$6.18	18-Apr-11	$171,009	$433,370
John T. Supan	33,000	1.99%	$4.74	23-May-11	$98,372	$246,293

(1)	Potential realizable values (i) are net of exercise price before taxes, (ii) assume that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term, and (iii) assume that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC rules and do not reflect our estimate of future stock price growth.

(2)	Based on options to purchase 1,656,775 shares of Common Stock granted to employees in fiscal 2001.

(3)	Options were granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001 AND YEAR-END OPTION VALUES

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of December 31, 2001.

			Number of securities		Value of unexercised
	Shares		underlying unexercised		in-the-monthly options
	acquired		options at December 31, 2001		at December 31, 2001(2)
	upon	Value
Name	exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

David P. Binkley	—	$—	113,704	60,519	$399,431.35	$185,430.22
Lissa A. Goldenstein	—	$—	64,216	134,763	$132,219.52	$47,596.08
Jan K. Hughes	—	$—	35,163	44,736	$95,661.55	$24,723.42
Terry Long	—	$—	15,035	40,163	$27,235.84	$11,923.86
John T. Supan	—	$—	57,079	107,963	$—	$—
Doug W. Heigel	7,861	$27,543.86	18,175	45,206	$37,387.42	$27,375.61

(1)	Closing price of our Common Stock on the exercise date minus the exercise price.

(2)	Closing price our Common Stock at fiscal year-end minus the exercise price. The closing price of our Common Stock on December 31, 2001 was $4.20 per share.

Termination of Employment and Change of Control	The Board, upon the recommendation of the Compensation Committee, has adopted a vesting acceleration program for eligible members of senior management as determined by the Board (currently Lissa Goldenstein, Howard Goldstein and Gordon Tredger). Under the program, if such senior management member’s employment is terminated without cause within 12 months after a change of control, 100% of such senior manager’s unvested shares would vest immediately. In addition, if such member of senior management terminates his or her employment with Argonaut for “good reason” (including a relocation without consent of over 100 miles from our current principal offices in Foster City, CA or a material reduction in duties, base compensation or responsibilities), 100% of such senior manager’s unvested shares would vest immediately.

If Ms. Goldenstein’s or Mr. Goldstein’s employment is terminated by Argonaut without cause, they would receive, as severance payments, payments equal to their salary for six months after the date of termination. If Mr. Tredger’s employment is terminated by Argonaut without cause, he would receive, as severance payments, payments equal to his salary for three months after the date of termination.

We entered into settlement and release agreements with Doug Heigel, our former Vice President of Manufacturing and John Supan, our former Chief Financial Officer in February 2002 and January 2002, respectively. Mr. Heigel received the equivalent of twelve weeks of salary and Mr. Supan received the equivalent of eight weeks of salary in return for signing the company’s settlement and release agreements.

Directors’ Compensation	Directors currently do not receive any cash compensation for their services as members of the Board, although we are authorized to pay members for attendance at meetings or a salary in addition to reimbursement for expenses in connection with attendance at meetings. Certain non-employee directors have received grants of options to purchase shares of Common Stock under our 1995 Incentive Stock Plan and 2000 Incentive Stock Plan. See “Stock Option Grants to Certain Directors.”

For a description of our current arrangement as to grants of options to purchase Common Stock to our outside directors and a description of our proposed amendment to the 2000 Incentive Stock Plan to change that arrangement, please see “Proposal Four: Amendment to 2000 Incentive Stock Plan to Increase the Number of Option Shares Granted to Outside Directors”.

Certain Relationships and Related Transactions	On December 5, 2001, Argonaut agreed to forgive accrued interest of $71,581.75 on amounts owed to Argonaut by David P. Binkley, Ph.D.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that during fiscal 2001 all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements except as follows: Mr. Heigel filed one late Form 4.

Stock Option Grants to Certain Directors	During fiscal 2001, we granted to Drs. Metcalf and Rastetter options to purchase shares of our Common Stock in accordance with the provisions of the 2000 Incentive Stock Plan relating to option grants to our outside directors. On October 17, 2001, Drs. Metcalf and Rastetter were each granted an option to purchase 16,900 shares of our Common Stock at $3.35 per share.

Report of the Compensation Committee of the Board of Directors

The following is the report of the Compensation Committee of the Board with respect to the compensation earned by our executive officers during fiscal 2001. Actual compensation paid during fiscal 2001 by the persons named in the Summary Compensation table is shown in the Summary Compensation Table.

Compensation Philosophy	We operate in the extremely competitive and rapidly changing life science industry. The Compensation Committee believes that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competi-

tive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

• Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which we compete for executive talent;
• Provide variable compensation opportunities that are linked to achievement of financial, organization and management performance goals;
• Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in Argonaut.

Components of Executive Compensation	The compensation program for our executive officers consists of the following components:

• Base Salary;
• Annual Cash Incentives;
• Long-Term Stock Option Incentives.

Base Salary	The Board reviewed and approved fiscal 2001 salaries for our Chief Executive Officer and other persons named in the Summary Compensation Table at the beginning of the fiscal year. The Compensation Committee based upon competitive compensation data, and each person’s job responsibilities, level of experience, individual performance and contribution to the business establish base salaries. In making base salary decisions, the Board exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. The Board’s decision with regard to Ms. Goldenstein’s base salary was based on both her personal performance of her duties and the salary levels paid to chief executive officers of peer companies. Again there was no specific formula applied to determine the weight of each factor.

Annual Cash Incentives	Annual incentive bonuses for executive officers are intended to reflect the Board’s belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of Argonaut, as well as the individual contribution of each executive officer. To carry out this philosophy, we have implemented a variable compensation bonus plan, which compensates officers in the form of annual cash bonuses. The Compensation Committee calculated the annual incentive bonus as a percentage of the officers’ base salary. At the beginning of fiscal 2001, the Board established target bonuses for each executive officer as a percentage of the officer’s base salary. The annual target level of the bonuses that the executive officers were eligible to receive varied from 25% to 50% of base salaries. The variable compensation bonus plan is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific company-based performance targets such as specific levels of revenue and operating margin. The Board evaluates the performance of the executive officers and Argonaut and approves a performance rating based upon the results of its evaluation. In fiscal 2001, the persons named in the Summary Compensation Table were paid the bonus amounts shown in the Summary Compensation Table as we exceeded our corporate performance targets for revenue in fiscal 2000. For fiscal 2001, the Compensation Committee determined the award to be fifty-seven percent of the eligible targets. These amounts were paid in the fiscal year of 2002.

Long-Term Stock Option Incentives	The Board provides our executive officers with long-term incentive compensation through grants of options to purchase our Common Stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of Argonaut’s stockholders and to provide each executive officer with a significant incentive to manage Argonaut from the perspective of an owner with an equity stake in the business. It is the belief of the Board that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in our employ. The Board considers the grant of each option subjectively, reviewing factors such as the individual performance, the anticipated future contribution toward the attainment of our long-term strategic performance goals and the number of unvested options held by each individual at the time of the new grant. In fiscal 2001, Ms. Goldenstein was granted options to purchase 110,000 shares of Common Stock.

Section 162(m)	We have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer or any of our next four most highly compensated executive officers, unless compensation is performance-based.

Respectfully submitted by Members

of the Compensation Committee:

Brook H. Byers, Chairman

Peter M. Macintyre
William H. Rastetter, Ph.D.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee of the Board of Directors. The purpose of the Audit Committee is to monitor the Company’s system of internal accounting controls, to make recommendations to the Board of Directors regarding the selection of independent auditors and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Directors’ attention. The Board of Directors believes that all of the members of our committee are “independent directors” as defined under applicable standard definitions.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with management and Ernst & Young LLP. In addition, the Audit Committee has discussed with Ernst & Young, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from Ernst & Young as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young with that firm. The Audit Committee also has considered the non-audit services provided by Ernst & Young and determined that the services provided are compatible with maintaining the independent accountants’ independence.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted by Members

of the Audit Committee:

Brook H. Byers, Chairman

Hingge Hsu, M.D.
William H. Rastetter, Ph.D.

PERFORMANCE GRAPH

The following graph shows the percentage change in the cumulative return to the stockholders of the Company’s Common Stock (AGNT) with the cumulative return of the NASDAQ Composite Index (COMP) and the NASDAQ Biotech Index (NBI) for the period commencing July 19, 2000, the date of our initial public offering, and ending on December 31, 2001. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

COMPARISON OF CUMULATIVE TOTAL RETURN(1)
OF ARGONAUT TECHNOLOGIES, INC., THE
NASDAQ COMPOSITE INDEX AND THE
NASDAQ BIOTECH INDEX

	3Q00	4Q00	1Q01	2Q01	3Q01	4Q01

AGNT	$100.00	$45.79	$39.22	$28.01	$19.12	$22.63
COMP	$100.00	$67.26	$50.10	$58.83	$40.81	$53.10
NBI	$100.00	$82.46	$58.29	$77.05	$56.47	$69.10

________________________________________

(1) The graph assumes that $100 was invested on July 19, 2000 in our Common Stock (AGNT), at the offering price of $15.00 per share, and $100 was invested on July 19, 2000, the NASDAQ Composite Index (COMP) and in the NASDAQ Biotech Index (NBI) and that all dividends were reinvested. No dividends have been declared or paid on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors”, “Report of the Audit Committee of the Board of Directors” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Argonaut specifically incorporates it by reference into such filing.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 19, 2002

_______________________________________________________
Lissa A. Goldenstein
President, Chief Executive Officer and acting Chief Financial Officer

Exhibit A

ARGONAUT TECHNOLOGIES, INC.

2000 INCENTIVE STOCK PLAN

      1. Purposes of the Plan.     The purposes of this 2000 Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

             Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

2.	Definitions. As used herein, the following definitions shall apply:

             (a)      “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

             (b)      “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

             (c)      “Board” means the Board of Directors of the Company.

             (d)      “Cause” means (i) any act of personal dishonesty taken by the Optionee in connection with his responsibilities as an Employee which is intended to result in personal enrichment of the Optionee, (ii) the Optionee’s conviction of a felony, (iii) any act by the Optionee that constitutes misconduct, and (iv) continued violations by the Optionee of the Optionee’s obligations to the Company.

             (e)      “Change of Control” means the occurrence of any of the following events:

                     (i)     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

                     (ii)     The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

                     (iii)     The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

             (f)  “Code” means the Internal Revenue Code of 1986, as amended.

             (g)  “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

             (h)  “Common Stock” means the common stock of the Company.

             (i)  “Company” means Argonaut Technologies, Inc., a Delaware corporation.

             (j)  “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

             (k)  “Director” means a member of the Board.

             (l)  “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

             (m) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

             (n)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

             (o)  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                     (i)     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                     (ii)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                     (iii)     In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

             (p)      “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

             (q)      “Inside Director” means a Director who is an Employee.

             (r)      “IPO Effective Date” means the date upon which the Securities and Exchange Commission declares the initial public offering of the Company’s Common Stock as effective.

             (s)      “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

             (t)      “Notice of Grant” means a written or electronic notice evidencing certain times and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

             (u)      “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

             (v)      “Option” means a stock option granted pursuant to the Plan.

             (w)      “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

             (x)      “Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

             (y)      “Optioned Stock” means the Common Stock subject to an Option or Stock Purchase Right.

             (z)      “Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

             (aa)      “Outside Director” means a Director who is not an Employee.

             (bb)      “Plan” means this 2000 Incentive Stock Option Plan.

             (cc)      “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

             (dd)      “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

             (ee)      “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

             (ff)      “Section 16(b)” means Section 16(b) of the Exchange Act.

             (gg)      “Service Provider” means an Employee, Director or Consultant.

             (hh)      “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

             (ii)      “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

             (jj)      “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

      3. Stock Subject to the Plan.     Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 1,760,000 Shares, plus the Shares available for future issuance under the Argonaut Technologies, Inc. 1995 Stock Plan (the “1995 Stock Plan”) on the date the Securities and Exchange Commission declares the Company’s registration statement effective and any Shares returned to the 1995 Stock Plan. The number of Shares reserved for issuance under the Plan shall increase annually on the first day of the Company’s fiscal year beginning in 2001 by an amount of Shares equal to the lesser of (i) 1,320,000 Shares, (ii) 5% of the outstanding Shares on such date or (iii) an amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

             If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

      4. Administration of the Plan.

             (a)      Procedure.

                   (i)       Multiple Administrative Bodies.     The Plan may be administered by different Committees with respect to different groups of Service Providers.

                   (ii)      Section 162(m).     To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

                   (iii)      Rule 16b-3.     To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

                   (iv)      Other Administration.     Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

             (b)      Powers of the Administrator.     Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

                   (i)       to determine the Fair Market Value;

                   (ii)      to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;

                   (iii)      to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

                   (iv)      to approve forms of agreement for use under the Plan;

                   (v)       to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                   (vi)      to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such

Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted;

                   (vii)      to institute an Option Exchange Program;

                   (viii)      to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

                   (ix)      to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

                   (x)      to modify or amend each Option or Stock Purchase Right (subject to Section 16(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

                   (xi)      to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

                   (xii)      to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

                   (xiii)      to make all other determinations deemed necessary or advisable for administering the Plan.

             (c)      Effect of Administrator’s Decision.     The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

      5. Eligibility.     Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

      6. Limitations.

             (a)      Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

             (b)      Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without Cause.

             (c)      The following limitations shall apply to grants of Options:

                   (i)       No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 440,000 Shares.

                   (ii)      In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 440,000 Shares, which shall not count against the limit, set forth in subsection (i) above.

                   (iii)      The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

                   (iv)      If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

      7. Term of Plan.     Subject to Section 20 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 16 of the Plan.

      8. Term of Option.     The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

      9. Option Exercise Price and Consideration.

             (a)      Exercise Price.     The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

                   (i)       In the case of an Incentive Stock Option

                           (A)     granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                           (B)     granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                   (ii)      In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                   (iii)      Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

             (b)      Waiting Period and Exercise Dates.     At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

             (c)      Form of Consideration.     The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

                   (i)       cash;

                   (ii)      check;

                   (iii)      promissory note;

                   (iv)      other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

                   (v)       consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

                   (vi)      a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

                   (vii)      any combination of the foregoing methods of payment; or

                   (viii)      such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

      10.          Exercise of Option.

             (a)      Procedure for Exercise; Rights as a Shareholder.     Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

             An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

             Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

             (b)      Termination of Relationship as a Service Provider.     Subject to Section 14, if an Optionee ceases to be a Service Provider (but not in the event of an Optionee’s change of status from Employee to Consultant (in which case an Employee’s Incentive Stock Option shall automatically convert to a Nonstatutory Stock Option on the ninety-first (91st) day following such change of status) or from Consultant to Employee), such Optionee may, but only within such period of time as is specified in the Option Agreement (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that Optionee was entitled to exercise it at the date of such termination. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

             (c)      Disability of Optionee.     If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may, but only within twelve (12) months from the date of such termination (and in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that the Option is vested on the date of termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

             (d)      Death of Optionee.     If an Optionee dies while a Service Provider, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option under the Optionee’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

             (e)      Buyout Provisions.     The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

      11.          Stock Purchase Rights.

             (a)      Rights to Purchase.     Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

             (b)      Repurchase Option.     Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

             (c)      Other Provisions.     The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

             (d)      Rights as a Shareholder.     Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 14 of the Plan.

      12.          Non-Transferability of Options and Stock Purchase Rights.     Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

      13.          Formula Option Grants to Outside Directors.     Outside Directors shall be granted Options in accordance with the following provisions:

             (a)      All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

             (b)      Except as provided in subsection (d) below, each person who first becomes an Outside Director on or after the IPO Effective Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy shall be automatically granted an Option to purchase up to 25,000 Shares (the “First Option”) on the date he or she first becomes an Outside Director; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

             (c)      Except as provided in subsection (d) below, each Outside Director shall be automatically granted an Option to purchase up to 25,000 Shares (a “Subsequent Option”) following each annual meeting of the stockholders of the Company occurring after the end of the Company’s fiscal year 2000, if immediately after such meeting, he or she shall continue to serve on the Board and shall have served on the Board for at least the preceding six (6) months.

             (d)      Notwithstanding the provisions of subsections (b) and (c) hereof, any exercise of an Option granted before the Company has obtained stockholder approval of the Plan in accordance with Section 20 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 20 hereof.

             (e)      The terms of each First Option granted pursuant to this Section shall be as follows:

                   (i)       the term of the Option shall be ten (10) years.

                   (ii)      the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

                    (iii)     1/36 of the Shares subject to the Option shall vest each month after the date of grant (on the same day of the month as the date of grant), provided that the Outside Director shall continue to serve on the Board on such dates.

             (f)      The terms of each Subsequent Option granted pursuant to this Section shall be as follows:

                   (i)       the term of the Option shall be ten (10) years.

                   (ii)      the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

                   (iii)      1/12 of the Shares subject to the Option shall vest each month after the date of grant (on the same day of the month as the date of grant), provided that the Outside Director shall continue to serve on the Board on such dates.

      14.          Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

             (a)      Changes in Capitalization.     Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

             (b)      Dissolution or Liquidation.     In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option or Stock Purchase Right until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

             (c)      Merger or Asset Sale.     Subject to Section 15 below, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company (a “Merger”), each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). In the event that the Successor Corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Merger, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this Section 14(c), the Option or Stock Purchase Right shall be considered assumed if, following the Merger, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the Merger, the consideration (whether stock, cash, or other securities or property) received in the Merger by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Merger is not solely common stock of the Successor Corporation or its Parent, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the Successor Corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Merger.

      15.          Change of Control.     In the event of a Change of Control, each outstanding Option held by an Outside Director shall vest and become exercisable in full as to all of the Optioned Stock, including Shares as to which the Outside Director would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable as provided in this paragraph, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

      16.          Date of Grant.     The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

      17.          Amendment and Termination of the Plan.

             (a)      Amendment and Termination.     The Board may at any time amend, alter, suspend or terminate the Plan.

             (b)      Shareholder Approval.     The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

             (c)      Effect of Amendment or Termination.     No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

      18.          Conditions Upon Issuance of Shares.

             (a)      Legal Compliance.     Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

             (b)      Investment Representations.     As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

      19.          Inability to Obtain Authority.     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

      20.          Reservation of Shares.     The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

      21.          Shareholder Approval.     The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

PROXY

ARGONAUT TECHNOLOGIES, INC.
2002 ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, JUNE 6, 2002
2:00 P.M. PST

ARGONAUT TECHNOLOGIES, INC.
1101 CHESS DRIVE
FOSTER CITY, CA 94404

     This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 6, 2002.

     The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

     If no choice is specified, the proxy will be voted “FOR” Items 1,2,3 and 4.

     By signing the proxy, you revoke all prior proxies and appoint Lissa A. Goldenstein and David P. Binkley, Ph.D. and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

There are two ways to vote your Proxy

VOTE BY MAIL

Mark, sign and date you Proxy Card and return it in the postage-paid envelope we’ve provided or return it to Argonaut Technologies, Inc., c/o U.S. Stock Transfer, 1745 Gardena Avenue, Glendale, CA 91204-2991.

VOTE AT THE MEETING

Attend the Stockholders meeting on June 6, 2002 and cast your vote.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	ELECTION OF CLASS II DIRECTORS:
	NOMINEES:	FOR	WITHHELD	EXCEPTIONS
01 — Brook H. Byers
02 — Peter M. Macintyre

2.	Ratification of Ernst & Young LLP as independent auditors of Argonaut Technologies, Inc. for the fiscal year ending December 31, 2002;	FOR	AGAINST	ABSTAIN

3.	Approval of the option grant limitations in the 2000 Incentive Stock Plan for purposes of Section 162(m) of the Internal Revenue Code.	FOR	AGAINST	ABSTAIN

4.	Approval of the amendment to the 2000 Incentive Stock Plan to increase the Number of Option shares granted to outside directors.	FOR	AGAINST	ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark Box Indicate changes at the left	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.